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                             [LOGO OF PROVIDENT]

                      ANNUAL MEETING OF STOCKHOLDERS

                               JUNE 30, 1999
                     8:30 A.M., EASTERN STANDARD TIME

           ATRIUM OF THE WEST BUILDING OF PROVIDENT'S HOME OFFICE AT
                   1 FOUNTAIN SQUARE, CHATTANOOGA, TENNESSEE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PROVIDENT COMPANIES, INC.

    The undersigned hereby appoints J. Harold Chandler and Hugh O. Maclellan, Jr., or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Provident, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Joint Proxy Statement/Prospectus furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING INSTRUCTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote "FOR" each of the proposals listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign on the reverse of this card and return promptly in the envelope provided; or if you choose, you can submit your proxy by calling 1-800-OK2-VOTE (1-800-652-8683), or through the Internet at http://www.vote-by-net.com in accordance with the instructions on the reverse side of this card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares you own directly will not be voted.

This proxy card, when signed and returned will also constitute voting instructions to the trustee for shares held in The MoneyMaker, a long-term 401(k) Retirement Savings Plan or to the broker-dealer for shares held in the Provident Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.


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                           ^ FOLD AND DETACH HERE ^

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  /X/  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, AND 4 BELOW. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT

                                                             FOR      WITHHELD

1. Election of Directors.                                    / /         / /

For, except vote withheld from the following nominee(s):



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William L. Armstrong; William H. Bolinder; J. Harold Chandler; Charlotte M.
Heffner; Hugh B. Jacks; Hugh O. Maclellan, Jr.; A.S. (Pat) MacMillan; C. William Pollard; Steven S Reinemund; Burton E. Sorensen; Thomas R. Watjen


                                                         FOR  AGAINST  ABSTAIN

2. To adopt the Agreement and Plan of Merger, dated      / /    / /      / /
as of November 22, 1998 (as amended as of May 25,
1999, the "Merger Agreement"), between Provident and
UNUM Corporation ("UNUM"), pursuant to which UNUM and Provident will merge (the "Merger") under the name
"UNUMProvident Corporation." As a result of the reclassification discussed in Proposal 3 and the Merger, each outstanding share of UNUM common stock will be converted into one share of UNUMProvident common stock and each outstanding share of Provident common stock will be reclassified and converted into
0.73 of a share of UNUMProvident common stock.
Adoption of the Merger Agreement by Provident stockholders will also constitute approval of the transactions contemplated thereby, including, among others, the Merger, the issuance of UNUMProvident common stock to UNUM stockholders pursuant to the Merger Agreement, the amendment of the Amended and Restated Certificate of Incorporation of Provident, including the change of Provident's name to "UNUMProvident Corporation," and the amendment of Provident's bylaws, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     3. To approve an amendment (the "Provident          / /    / /      / /
        Reclassification Amendment") to the Amended and Restated Certificate of Incorporation of Provident which provides that each share of Provident common stock issued and outstanding immediately prior to the effective time of the amendment will be automatically reclassified and converted into 0.73 of a share of Provident common stock, and an amount in cash will be paid instead fractional shares, as more fully described in the accompanying Joint Proxy
        Statement/Prospectus.

     4. To approve the amendments to the Provident       / /    / /      / /
        Companies, Inc. Stock Plan of 1999, as more
        fully described in the   accompanying Joint
        Proxy Statement/Prospectus.


SIGNATURE(S)                                             DATE
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PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK
IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

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            ^ DETACH PROXY CARD HERE IF YOU ARE NOT SUBMITTING ^
                  YOUR PROXY BY TELEPHONE OR INTERNET




[LOGO OF PROVIDENT]

Dear Stockholder:

Provident Companies, Inc. encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy through the Internet or the telephone. This eliminates the need to return the proxy card.

To submit your proxy through the Internet or the telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.  To submit your proxy over the Internet:

    - Log on to the Internet and go to the Web site HTTP://WWW.VOTE-BY-NET.COM

2   To submit your proxy over the telephone:

    - On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

Your Internet or telephone proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

IF YOU CHOOSE TO VOTE YOUR SHARES THROUGH THE INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

              YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING


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                                        IF YOU SUBMIT YOUR PROXY BY TELEPHONE
                                         OR THROUGH THE INTERNET THERE IS NO
                                         NEED FOR YOU TO MAIL BACK YOUR PROXY.
                                                 THANK YOU FOR VOTING!
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